                                          Filed Pursuant to Rule 424(b)(2)
                                          File No. 333-101112

PROSPECTUS SUPPLEMENT

AUGUST 23, 2004

(TO PROSPECTUS DATED NOVEMBER 15, 2002)

                                [GILLETTE LOGO]

                                  $300,000,000

                              THE GILLETTE COMPANY
                          3.80% SENIOR NOTES DUE 2009

                         ------------------------------

     The notes will mature on September 15, 2009. Interest on the notes will be payable on each March 15 and September 15, commencing March 15, 2005. The notes will not be redeemable prior to maturity, and will not be subject to any sinking fund.

     The notes will be our direct, unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

                         ------------------------------

     The underwriters propose to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriters have agreed to purchase the notes from us at 99.749% of their principal amount ($299,247,000 aggregate proceeds, before expenses, to us), subject to the terms and conditions of the underwriting agreement between the underwriters and us.

                         ------------------------------

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriters expect to deliver the notes only in book-entry form through the facilities of The Depository Trust Company on or about August 30, 2004.

                         ------------------------------

                          Joint Book-Running Managers

BANC OF AMERICA SECURITIES LLC                                    MORGAN STANLEY

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement describes the specific terms of the notes that we are offering and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This prospectus supplement modifies the accompanying prospectus to the extent it contains information that is different from or additional to the information in that prospectus.

     This prospectus supplement contains forward-looking statements. For a description of these statements and a discussion of the factors that may cause our actual results to differ materially from these statements, see "Note Regarding Forward-Looking Statements".

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to "Gillette," the "Company," "we," "us," "our" or similar references mean The Gillette Company.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may contain "forward-looking statements" under the federal securities laws. Forward-looking statements may be identified by words such as "plans," "expects," "believes," "anticipates," "estimates," "projects," "will" and other words of similar meaning used in conjunction with, among other things, discussions of future operations, acquisitions and divestitures, financial performance, our strategy for growth, product development and new product launches, market position and expenditures.

     Forward-looking statements are based on current expectations of future events, but actual results could vary materially from our expectations and projections. Investors are cautioned not to place undue reliance on any forward-looking statements. We assume no obligation to update any forward-looking statements. We caution that historical results should not be relied upon as indications of future performance.

     Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include, but are not limited to:

     - the pattern of our sales, including variations in sales volume within periods;

     - consumer demands and preferences, including the acceptance by our customers and consumers of new products and line extensions;

     - the mix of products sold;

     - our ability to control and reduce our internal costs and the cost of raw materials;

     - competitive factors, including prices, promotional incentives and trade terms for our products, and our response, as well as those of our customers and competitors, to changes in these terms;

     - product introductions and innovations by us and our competitors;

     - technological advances by us and our competitors;

     - new patents granted to us or our competitors;

     - changes in exchange rates in one or more of our geographic markets;

     - changes in laws and regulations, including trade regulations, accounting standards and tax laws, governmental actions affecting the manufacturing and sale of our products, unstable governments and legal systems, and nationalization of industries;

     - changes in accounting policies;

     - acquisition, divestitures, and similar transactions by us, our competitors, or customers; and

     - the impact of general political and economic conditions or hostilities in the United States and in other parts of the world.

Please refer to the Cautionary Statements contained in our filings with the SEC that are incorporated by reference in this prospectus supplement and the accompanying prospectus for a more detailed explanation of the inherent limitations of our forward-looking statements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

SIX MONTHS ENDED
    JUNE 30,          FISCAL YEAR ENDED DECEMBER 31,
-----------------   -----------------------------------
 2004      2003     2003    2002   2001   2000    1999
-------   -------   -----   ----   ----   -----   -----
 26.2x     17.3x    21.4x   14.5x  8.2x    5.7x   12.3x

     For purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

                                USE OF PROCEEDS

     We estimate that the net proceeds from this offering will be approximately $299.15 million, after deducting estimated expenses of $100,000. We will use the net proceeds from the sale of the notes for the repayment of some of our outstanding short-term commercial paper, which had an average maturity of one day and a weighted average annual interest rate of 1.45% as of August 23, 2004.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the notes supplements the description of the general terms of the debt securities under the caption "Description of Debt Securities" in the accompanying prospectus.

     We will issue the notes under an indenture dated as of April 11, 2002, as supplemented by a fourth supplemental indenture, between us and J.P. Morgan Trust Company, National Association, successor to Bank One, N.A., as trustee. The indenture is an exhibit to the registration statement containing the accompanying prospectus that we filed with the SEC.

GENERAL

     The notes offered by this prospectus supplement will be our direct, unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We may, without the consent of the holders of the notes, issue additional debt securities having the same ranking and the same interest rate, maturity and other terms as the notes other than the date of original issuance and the interest commencement date. Any additional debt securities having such similar terms, together with the notes, will constitute a single series of debt securities under the indenture.

     The notes will be issued in fully registered form, without coupons, in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars. The notes will be initially issued as global securities. See "--Book-Entry, Delivery and Form" below for additional information concerning the notes and the book-entry system. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. Settlement of the sale of the notes to the underwriters will be in immediately available funds. The notes will trade in DTC's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore settle in immediately available funds.

     The defeasance provisions described in the accompanying prospectus under "Description of Debt Securities--Defeasance" will apply to the notes.

PRINCIPAL AND MATURITY

     The aggregate principal amount of the notes offered under this prospectus supplement is $300,000,000. The notes will mature on September 15, 2009.

REDEMPTION AND REPAYMENT

     The notes do not have a sinking fund. The notes will not be subject to redemption at our option or repayment at the option of holders prior to maturity.

INTEREST

     The notes will bear interest at 3.80% per year (computed based on a 360-day year consisting of twelve 30-day months) from, and including, the date of issuance or from the most recent date to which interest has been paid or otherwise made available for payment by us. Interest on the notes will be payable semi-annually in arrears on March 15 and September 15 of each year, commencing March 15, 2005. Interest payments will be made to the persons in whose names the notes are registered at the close of business on the first day, whether or not a business day, of the calendar month in which the related interest payment date occurs (e.g., interest payments will be made on March 15 to holders of record at the close of business on March 1).

PAYMENTS OF PRINCIPAL AND INTEREST

     We will make all payments of principal and interest in immediately available funds to DTC in The City of New York. If any interest payment date or the maturity date of a note falls on a day that is not a business day, we will make the required payment of principal and/or interest on the next succeeding business day, and no additional interest will accrue for the period from such interest payment date or maturity date. Business day means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

BOOK-ENTRY, DELIVERY AND FORM

     We have established depositary arrangements with DTC with respect to the notes, the terms of which are summarized in the accompanying prospectus under "Global Securities." In addition to the information contained in the accompanying prospectus, the following information may be relevant to some investors.

     Investors may elect to hold interests in the notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear"), or Clearstream Banking, societe annonyme ("Clearstream, Luxembourg"), if they are participants in these systems, or indirectly through organizations that are participants in these systems. Euroclear and Clearstream, Luxembourg hold securities on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers' securities accounts in the depositaries' names on the books of DTC.

     Euroclear and Clearstream, Luxembourg have informed us that Euroclear and Clearstream, Luxembourg each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream, Luxembourg provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg also deal with domestic securities markets in several countries through established depositary and custodial relationships. Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

     Euroclear and Clearstream, Luxembourg customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

     Investors electing to hold their notes through Euroclear or Clearstream, Luxembourg accounts will follow the settlement procedures applicable to conventional eurobonds.

     Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream, Luxembourg to purchasers of book-entry interests in the notes through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the underwriting agreement, we have agreed to sell to each of the underwriters, and each underwriter has severally, and not jointly, agreed to purchase from us, the aggregate principal amount of notes set forth opposite its name below:

                                                               PRINCIPAL
UNDERWRITER                                                      AMOUNT
-----------                                                   ------------
Banc of America Securities LLC..............................  $150,000,000
Morgan Stanley & Co. Incorporated...........................   150,000,000
                                                              ------------
     Total..................................................  $300,000,000
                                                              ============

     Banc of America Securities LLC and Morgan Stanley & Co. Incorporated are joint book-running managers for the offering. The underwriters propose to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the notes, the underwriters may be deemed to have received compensation from us in the form of underwriting discounts. The underwriters may effect such transactions by selling the notes to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of the notes for whom they may act as agents or to whom they may sell as principal.

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments they may be required to make in respect of any of these liabilities.

     We will pay transaction expenses, estimated to be approximately $100,000, relating to the offering of the notes.

     We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be on the fifth business day following the date on which the notes are priced. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on the next succeeding business day will be required, by virtue of the fact that the notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

     In the ordinary course of their businesses, the underwriters and their affiliates have engaged and may in the future engage in commercial banking and/or investment banking transactions with us and/or with our affiliates for which they have received, and will in the future receive, customary fees.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Sidley Austin Brown & Wood LLP, New York, New York will act as counsel for the underwriters.

                                    EXPERTS

     The consolidated financial statements of The Gillette Company as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS


                                 $1,300,000,000

                                 [GILLETE LOGO]

                                DEBT SECURITIES

                             ---------------------

     We may offer and sell our unsecured debt securities from time to time in one or more series.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     This prospectus may be used to offer and sell securities only if accompanied by the prospectus supplement for those securities.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                              The Gillette Company
                           Prudential Tower Building
                          Boston, Massachusetts 02199
                                 (617) 421-7000

                             ---------------------


                The date of this prospectus is November 15, 2002

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
About This Prospectus.......................................    ii
Note Regarding Forward-Looking Statements...................    ii
Where You Can Find More Information.........................   iii
Incorporation of Documents by Reference.....................   iii
The Company.................................................     1
  Our Business..............................................     1
  Selected Historical Consolidated Financial Data...........     2
Ratio of Earnings to Fixed Charges..........................     4
Use of Proceeds.............................................     5
Description of Debt Securities..............................     5
  General...................................................     5
  Registration and Transfer.................................     6
  Payment and Place of Payment..............................     7
  Events of Default.........................................     7
  Modification and Waiver...................................     8
  Consolidation, Merger and Sale of Assets..................     9
  Regarding the Trustee.....................................     9
  Defeasance................................................     9
  Governing Law.............................................     9
Global Securities...........................................    10
  Book-Entry Issuance.......................................    11
Plan of Distribution........................................    12
Validity of Securities......................................    13
Experts.....................................................    13

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or "SEC", using a "shelf" registration process. Under this shelf process, we may issue from time to time the debt securities described in this prospectus in one or more offerings up to an aggregate initial offering price of $1,300,000,000.

     This prospectus provides a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the terms of the debt securities described in this prospectus and the accompanying prospectus supplement vary, you should rely on the information contained in the prospectus supplement.

     You should read both this prospectus and any prospectus supplement, together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Documents by Reference."

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Gillette," the "Company," "we," "us," "our" or similar references mean The Gillette Company and its subsidiaries.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus may contain "forward-looking statements" under the federal securities laws. Forward-looking statements may be identified by words such as "plans," "expects," "believes," "anticipates," "estimates," "projects," "will" and other words of similar meaning used in conjunction with, among other things, discussions of future operations, acquisitions and divestitures, financial performance, our strategy for growth, product development and new product launches, market position and expenditures.

     Forward-looking statements are based on our current expectations of future events, but actual results could vary materially from our expectations and projections. Investors are cautioned not to place undue reliance on any forward-looking statements. We assume no obligation to update any forward-looking statements. We caution that historical results should not be relied upon as indications of future performance.

     Factors that could cause actual results to differ materially from those expressed in any forward-looking statements include, but are not limited to:

     - the pattern of our sales, including variations in sales volume within periods;

     - consumer demands and preferences including the acceptance by our customers and consumers of new products and line extensions;

     - the mix of products sold;

     - our ability to control our internal costs and the cost of raw materials;

     - competitive factors including the prices, promotional incentives and trade terms of our products and our response and the response of our customers and competitors to changes in these items;

     - technological advances by us and our competitors;

     - new patents granted to us and our competitors;

     - changes in exchange rates in one or more of our geographic markets;

     - changes in accounting policies;

     - acquisition and divestiture activities; and

     - the impact of general economic conditions in the United States and in other countries in which we currently do business.

Please refer to the Cautionary Statements contained in our filings with the SEC that are incorporated by reference in this prospectus for a more detailed explanation of the inherent limitations of our forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the offer and sale of the debt securities described in this prospectus. The registration statement, including its exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit from this prospectus some information included in the registration statement.

     In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov and at our website at http://www.gillette.com. Our website is not part of this prospectus.

     You also may read and copy any document we file with the SEC at its public reference facility:

                                Public Reference Room
                                450 Fifth Street, N.W.
                                Room 1024
                                Washington, D.C. 20549

     You also may obtain copies of the documents at prescribed rates by writing to the SEC's public reference facility. Please call 1-800 SEC-0330 for further information on the operations of the public reference facility and copying charges. Our SEC filings also are available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the documents listed below:

     - Our Annual Report on Form 10-K for the year ended December 31, 2001.

     - Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

     - Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

     - Our Quarterly Report on Form 10-Q for the quarter ended September 30,
       2002.

     - Our Current Reports on Form 8-K as filed with the SEC on August 6, 2002.

     - Our Current Report on Form 8-K as filed with the SEC on August 23, 2002.

     - Our Current Report on Form 8-K as filed with the SEC on October 1, 2002.

     - Our Current Report on Form 8-K as filed with the SEC on October 29, 2002.

     We also incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the debt securities or the offering is otherwise terminated. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information.

     You can obtain any of the documents incorporated by reference in this prospectus from us, or from the SEC through the SEC's website at the address described above. Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered a copy of any or all of the documents that have been incorporated by reference in this prospectus other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in any such documents).

Requests for such copies should be directed to The Gillette Company, Prudential Tower Building, Boston, Massachusetts 02199, Attention: Investor Relations, or by telephone to Investor Relations at (617) 421-7000.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, the information and representations contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies.

                                  THE COMPANY

OUR BUSINESS

     Founded in 1901, The Gillette Company is a Delaware corporation. As of December 31, 2001, we had manufacturing operations at 34 facilities in 15 countries and distributed our products through wholesalers, retailers and agents in over 200 countries and territories. The common stock of the Gillette Company is listed on the Boston, Chicago, New York and Pacific Stock Exchanges in the United States under the symbol "G" and on the Berlin, Dusseldorf and Frankfurt Stock Exchanges.

     Our principal executive offices are located at Prudential Tower Building, Boston, Massachusetts 02199. Our telephone number at that address is (617) 421-7000.

     We manufacture and sell a wide variety of consumer products throughout the world. We have five principal business segments.

  BLADES AND RAZORS

     We are the world leader in blades and razors.

     We sell our male shaving systems under the Mach3Turbo, Mach3, SensorExcel, Sensor, Atra, and Trac II brands and our male disposable razors under the Custom Plus and Good News brands.

     We sell our female shaving systems under the Gillette for Women Venus, Sensor Excel for Women and Sensor for Women brands and our female disposable razors under the Daisy and Agility brands.

  DURACELL

     We are the world leader in alkaline batteries for consumers. Our products include the CopperTop and Duracell Ultra alkaline batteries and Duracell primary lithium, zinc air and rechargeable nickel-metal hydride batteries.

  ORAL CARE

     We are the world leader in manual and power toothbrushes. We offer manual and power toothbrushes under the Oral-B brand and power toothbrushes under the Braun Oral-B brand.

  PERSONAL CARE

     We sell shave preparations, after-shave products and deodorants and antiperspirants under the Gillette Series, Satin Care, Right Guard, Soft & Dri and Dry Idea brands.

  BRAUN

     We sell electric shavers under the Braun brand and hair epilators under the Silk Epil brand. These products include the number one foil electric shaver for men and the number one hair epilator for women. We also sell small household appliances under the Braun brand.

     For additional information about our business, please see our Form 10-K for the fiscal year ended December 31, 2001, and our other filings with the SEC that are incorporated by reference into this prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial data as of and for the six fiscal years ended December 31, 2001, 2000, 1999, 1998, 1997 and 1996 and as of and for the nine months ended September 30, 2002 and 2001. We derived the financial data as of the end of and for each of the fiscal years 1996-2001 from our audited consolidated financial statements. The summary historical financial data as of and for the nine months ended September 30, 2002 and 2001 were derived from our unaudited consolidated financial statements. These data are qualified in their entirety by, and should be read together with, the more detailed information appearing in our consolidated historical financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information incorporated by reference into this prospectus.

                                          NINE MONTHS
                                             ENDED
                                         SEPTEMBER 30,                         YEARS ENDED DECEMBER 31,
                                       ------------------   --------------------------------------------------------------
                                        2002       2001     2001(A)    2000(B)     1999      1998(C)     1997      1996(D)
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                                              (MILLIONS, EXCEPT PER SHARE AMOUNTS, EMPLOYEES AND RATIOS)
SUMMARY OF OPERATIONS
Net Sales(e)(g)                        $ 5,924    $ 5,666     8,961      9,225      9,074      9,136      9,084      8,735
Profit from Operations(e)              $ 1,299      1,167     1,498      1,512      2,087      1,776      2,168      1,514
Income before Income Taxes
 Continuing                            $ 1,261      1,029     1,342      1,288      1,912      1,656      2,065      1,403
 Discontinued                          $    --         --        --       (531)        18         13        156        122
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                         1,261      1,029     1,342        757      1,930      1,669      2,221      1,525
Net Income
 Continuing                            $   870        710       910        821      1,248      1,073      1,327        871
 Discontinued                          $    --         --        --       (429)        12          8        100         78
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           870        710       910        392      1,260      1,081      1,427        949
Weighted Average Common Shares
 Outstanding
 Basic                                   1,057      1,055     1,055      1,054      1,089      1,117      1,118      1,107
 Assuming Full Dilution                  1,061      1,058     1,058      1,063      1,111      1,144      1,148      1,140
PER COMMON SHARE DATA
Net Income per Common Share:
 Basic
   Continuing                          $   .82        .67       .86        .78       1.14        .95       1.18        .78
   Discontinued                        $    --         --        --       (.41)       .01        .01        .09        .07
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           .82        .67       .86        .37       1.15        .96       1.27        .85
 Assuming Full Dilution
   Continuing                          $   .82        .67       .86        .77       1.13        .94       1.15        .76
   Discontinued                        $    --         --        --       (.40)       .01        .01        .09        .07
                                       -------    -------   -------    -------    -------    -------    -------    -------
                                           .82        .67       .86        .37       1.14        .95       1.24        .83
Dividends Declared per Common Share:
 Gillette                              $   .33        .33       .65        .65        .59        .51        .43        .36
 Duracell                              $    --         --        --         --         --         --         --        .58
Stock Price, end of period             $ 29.60      29.80     33.40      36.13      41.19      47.81      50.22      38.88
BALANCE SHEET DATA
Net Property, Plant and Equipment(e)   $ 3,495      3,537     3,548      3,550      3,467      3,285      2,918      2,404
Total Assets(e)                        $10,018      9,649     9,946     10,213     10,612     10,630      9,636      9,171
Long-Term Debt                         $ 1,852      1,669     1,654      1,650      2,931      2,256      1,476      1,490
Stockholders' Equity                   $ 2,544      2,253     2,137      1,924      3,060      4,543      4,841      4,471
OTHER INFORMATION
Net Interest Expense                   $    46        116       141        218        129         86         69         67
Depreciation and Amortization(e)       $   371        359       509        535        464        421        384        347
Capital Expenditures(e)                $   278        449       624        793        889        952        933        787
Employees(e)                            31,012     32,000    31,500     35,200     37,600     39,800     40,500     40,400
Ratio of Earnings to Fixed Charges(f)     13.9x       8.0x      8.2x       5.7x      12.3x      13.7x      20.8x      15.9x

---------------
(a) In 2001, charges for restructuring and asset impairment expenses reduced profit from operations and income before income taxes by $172 million, net income by $135 million and net income per common share, both basic and assuming full dilution, by $.13.
(b) In 2000, charges for restructuring and asset impairment expenses reduced profit from operations and income before income taxes by $572 million, net income by $430 million and net income per common share, both basic and assuming full dilution, by $.41.
(c) In 1998, a charge for reorganization and realignment expenses reduced profit from operations and income before income taxes by $440 million, net income by $285 million, net income per common share, basic, by $.26, and net income per common share, assuming full dilution, by $.25.
(d) In 1996, charges for merger-related costs reduced profit from operations and income before income taxes by $413 million, net income by $283 million, net income per common share, basic, by $.26 and net income per common share, assuming full dilution, by $.25.
(e) Represents continuing operations.
(f) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.
(g) We adopted EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration to a Purchaser of the Vendor's Products or Services," on January 1, 2002. This standard addresses the income statement classification of slotting fees, cooperative advertising arrangements and buydowns. Our financial data for the nine months ended September 30, 2002 and 2001 presented above reflect the adoption of EITF 00-25. Our financial data for each of the years ended December 31, 1996 through 2001 presented above have not been adjusted to reflect the adoption of EITF 00-25. If this standard had been adopted for each of these years, net sales would have been reduced by $877 million in 2001, $915 million in 2000, $750 million in 1999, $740 million in 1998, $664 million in 1997 and $619 million in 1996. Selling, general and administrative expenses would have been reduced by the same amounts in each year. The reclassifications would have no impact on profit from operations, net income or net income per common share.

     As described in the "Accounting Pronouncements" section of the Notes to Consolidated Financial Statements of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, incorporated by reference in this prospectus, we adopted SFAS 142, Goodwill and Other Intangible Assets, as of January 1, 2002. SFAS 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized, but instead be tested for impairment, at least annually, in accordance with the new impairment testing provisions of SFAS 142. SFAS 142 also requires that intangible assets with estimable useful lives be amortized over their respective useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The net impact of our adoption of SFAS 142 is a reduction of annual amortization expense of $34 million. No impairment losses were recognized due to the change in accounting principle.

     The following summarizes the estimated impact on our reported net income and net income per common share for the years ended December 31, 2001, 2000 and 1999 and the nine months ended September 30, 2002 and 2001 had SFAS 142 been adopted for those earlier periods.

                                                         NINE MONTHS
                                                            ENDED
                                                        SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                                        -------------   --------------------------
                                                        2002    2001     2001      2000      1999
                                                        -----   -----   -------   -------   ------
NET INCOME:
  As reported.........................................  $ 870   $ 710   $   910   $   392   $1,260
  Add: Goodwill amortization, net of tax..............     --   $  17   $    23   $    22   $   22
  Add: Trademark amortization, net of tax.............     --   $   6   $     8   $     8   $    8
  Less: Amortization from change in useful lives, net
     of tax...........................................     --   $  (6)  $    (8)  $    (8)  $   (8)
                                                        -----   -----   -------   -------   ------
  Adjusted............................................  $ 870   $ 727   $   933   $   414   $1,282
                                                        =====   =====   =======   =======   ======
NET INCOME PER COMMON SHARE:
  Basic -
  As reported.........................................  $0.82   $0.67   $  0.86   $  0.37   $ 1.15
  Add: Goodwill amortization, net of tax..............     --   $0.02   $  0.02   $  0.02   $ 0.02
  Add: Trademark amortization, net of tax.............     --      --   $    --   $    --   $   --
  Less: Amortization from change in useful lives, net
     of tax...........................................     --      --   $    --   $    --   $   --
                                                        -----   -----   -------   -------   ------
  Adjusted............................................  $0.82   $0.69   $  0.88   $  0.39   $ 1.17
                                                        =====   =====   =======   =======   ======
  Assuming full dilution -
  As reported.........................................  $0.82   $0.67   $  0.86   $  0.37   $ 1.14
  Add: Goodwill amortization, net of tax..............     --   $ .02   $  0.02   $  0.02   $ 0.02
  Add: Trademark amortization, net of tax.............     --      --   $    --   $    --   $   --
  Less: Amortization from change in useful lives, net
     of tax...........................................     --      --   $    --   $    --   $   --
                                                        -----   -----   -------   -------   ------
  Adjusted............................................  $0.82   $0.69   $  0.88   $  0.39   $ 1.16
                                                        =====   =====   =======   =======   ======

                       RATIO OF EARNINGS TO FIXED CHARGES

     The table below sets forth the ratio of earnings to fixed charges of The Gillette Company and our consolidated subsidiaries for each of the periods indicated.

NINE MONTHS ENDED
  SEPTEMBER 30,        FISCAL YEAR ENDED DECEMBER 31,
------------------   -----------------------------------
  2002      2001     2001   2000   1999    1998    1997
--------   -------   ----   ----   -----   -----   -----
13.9x      8.0x      8.2x   5.7x   12.3x   13.7x   20.8x

     For purposes of calculating these ratios, earnings consist of income from continuing operations before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, amortization of debt premium, the interest component of rentals and preferred stock dividend requirements.

                                USE OF PROCEEDS

     Unless the prospectus supplement indicates otherwise, we anticipate that the net proceeds to be received from the sale of the debt securities will be used to repay indebtedness and for other general corporate purposes, which may include repurchases of our shares of common stock, working capital, capital expenditures, acquisitions and other business opportunities.

                         DESCRIPTION OF DEBT SECURITIES

     The Gillette Company will issue the debt securities under an indenture dated as of April 11, 2002, between The Gillette Company and Bank One, N.A., as trustee, as amended by a fourth supplemental indenture dated as of November 8, 2002. The indenture may be further amended or supplemented from time to time. Unless otherwise indicated, when we use the term "indenture" in this prospectus, we mean the indenture, as amended by the fourth supplemental indenture. A copy of the indenture is referenced as an exhibit to the registration statement that we filed with the SEC and which contains this prospectus.

     The following summary describes the material terms of the indenture. The summary is subject to, and is qualified in its entirety by reference to, all of the provisions of the indenture. The following summary also describes the general terms of the debt securities. The prospectus supplement will include the particular terms of the debt securities being offered which differ from or add to these general terms.

     The debt securities will be unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     In this section, the words "we," "us," "our" or "the Company" do not include any current or future subsidiary of The Gillette Company.

GENERAL

     We previously have issued debt securities under the indenture dated as of April 11, 2002 and may issue debt securities from time to time in the future in one or more series under the indenture. The indenture does not limit the aggregate principal amount of debt securities that we may issue under it. Neither the indenture nor the debt securities will limit or otherwise restrict the amount of other indebtedness, including secured indebtedness, which we may incur or other securities which we may issue.

     The applicable prospectus supplement will include the particular terms of the series of debt securities being offered, including:

     - the title and series designation of the debt securities;

     - the aggregate principal amount or initial public offering price of the debt securities of that series and the limit, if any, on the aggregate principal amount or initial public offering price of the debt securities of that series that may be issued;

     - the rate or rates (or method for establishing the rate or rates) at which the debt securities will bear any interest;

     - the date from which any interest will accrue;

     - the dates on which any interest will be paid and the record dates for determining the registered holders entitled to receive any payments of interest on those interest payment dates;

     - the date or dates on which principal is payable;

     - whether the debt securities will be issued in global form;

     - any obligation that we may have to redeem or purchase the debt securities, whether pursuant to a sinking fund or other similar provision, or at the option of the holder;

     - any provisions for redemption of the debt securities at our option, and the redemption price or prices;

     - the denominations in which the debt securities will be issuable if other than $1,000 and integral multiples of $1,000;

     - whether the debt securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

     - the place or places where payments on the debt securities will be made;

     - if other than the full principal amount, the portion of the principal amount of the debt securities payable upon acceleration of the maturity of the debt securities;

     - any index or formula used to determine the amount of payment of principal of, or premium, if any, or interest on the debt securities;

     - the person to whom any interest on the debt securities of the series will be payable if other than the registered holder;

     - if the principal amount payable at maturity of the debt securities is not determinable as of any one or more dates prior to maturity, the amount of the debt securities that will be deemed to be the principal amount of the debt securities on or prior to the maturity date or the manner by which such amount deemed to be principal will be determined;

     - any addition to or change in the defaults or events of default that apply to debt securities of the series and any change in the right of the trustee or the required percentage of holders of those debt securities to declare the principal thereof due and payable;

     - any addition to or change in the covenants that apply to debt securities of the series; and

     - any other terms of the debt securities.

     If the debt securities are redeemable, we may elect to redeem them at our option only upon written notice mailed between 30 and 60 days prior to the redemption date.

     We may issue debt securities as "original issue discount securities," which bear either no interest or interest at a rate which at the time of issuance is below market rates. Such securities will be sold at a substantial discount below their principal amount. In the event that the maturity of an original issue discount security is accelerated, the amount payable to the holder upon acceleration will be determined in accordance with the terms of that security and the indenture, but will be an amount less than the amount payable at the stated maturity of the principal of the security. The prospectus supplement will describe special federal income tax and other considerations relating to original issue discount securities.

     In the event any sinking fund is established for the retirement of debt securities of any series, we may satisfy all or any part of the sinking fund payments required to be made by us with debt securities of the same series to the extent provided for by the terms of such debt securities.

     Unless otherwise indicated in the prospectus supplement, the covenants contained in the indenture and in any supplemental indenture will not limit our ability to affect a recapitalization, restructuring or other highly leveraged transaction or other similar transaction, any of which transactions could result in a sudden decline in our credit worthiness.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the prospectus supplement, we will issue each series of debt securities in registered form only, without coupons, and in denominations of $1,000 and integral multiples of $1,000. Holders may present debt securities in registered form for registration of transfer or exchange for other debt securities of the same series at the principal corporate trust office of the trustee located in the City of New York, New York or such other location as may be indicated in the prospectus supplement.

     If the debt securities of any series are redeemable and we plan to redeem less than all of the debt securities of that particular series, we will not be required to:

     - issue, register the transfer of, or exchange any debt security of that series during the period beginning 15 days before the day we mail the notice of redemption and ending on the day we mail the notice; or

     - register the transfer of or exchange any debt security of that series selected for redemption, except that we will be required to register the transfer of or exchange the unredeemed portion of any debt security being partially redeemed if the holder so requests.

     No service charge will be made for any registration of transfer or exchange of the debt securities except to cover any tax or other governmental charge payable in connection with the registration of transfer or exchange.

PAYMENT AND PLACE OF PAYMENT

     Unless otherwise indicated in the prospectus supplement, we will pay principal of, and premium, if any, and interest on, the debt securities at the principal corporate trust office of the trustee located in the City of New York, New York. However, at our option, we may pay any interest by check mailed to the holders of registered debt securities at their registered addresses or by wire transfer or other method acceptable to such holders.

EVENTS OF DEFAULT

     The following are "events of default" under the indenture with respect to any series of debt securities:

     - default in the payment of principal or premium, if any, when due;

     - default in the payment of any interest when due, which default continues for 30 days;

     - default in the deposit of any sinking fund payment when due, which default continues for 30 days;

     - default in the performance of, or breach of, any other obligation or warranty contained in the indenture for the benefit of debt securities of that series, which default continues for 90 days after written notice by the trustee or by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series;

     - specified events of bankruptcy, insolvency or reorganization; and

     - any other event of default provided with respect to debt securities of that series.

     If an event of default under the indenture occurs and continues with respect to any series of debt securities, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of that series, or any lesser amount provided for in the debt securities of that series, to be due and payable immediately. After the trustee or the holders have declared the acceleration of a series of debt securities, but before the trustee has obtained a judgment or decree for payment of money due, the holders of at least a majority in aggregate principal amount of outstanding debt securities of that series may, under specified circumstances, rescind and annul the declaration of acceleration.

     The holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series may waive an event of default with respect to that series, except a default:

     - in the payment of the principal of, or premium, if any, or interest on, any debt securities of that series; or

     - in respect of an obligation contained in, or a provision of, the indenture which cannot be modified under the terms of the indenture without the consent of each holder of the outstanding debt securities of the affected series.

     The holders of at least a majority in aggregate principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to debt securities of that series, provided that this direction is not in conflict with any rule of law or the indenture and the trustee may take any other action deemed proper by it which is not inconsistent with such direction. Before proceeding to exercise any right or power under the indenture at the direction of the holders, the trustee is entitled to receive from those holders reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in complying with the direction.

     A holder of a debt security of any series will have the right to institute a proceeding with respect to the indenture or for any remedy thereunder, if:

     - that holder previously gave written notice to the trustee of a continuing event of default with respect to debt securities of that series;

     - the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series also have made a written request to the trustee to institute the proceeding as trustee and offered the trustee indemnity satisfactory to the trustee;

     - the trustee has failed to institute the proceeding within 60 days; and

     - the trustee has not received from the holders of at least a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with such request during that 60-day period.

     However, any holder of a debt security has the absolute, unconditional right to institute suit for any such defaulted payment of principal of, or premium, if any, or interest on, any debt security after the due date for such payment under that debt security.

     We are required to furnish annually to the trustee a statement as to the performance of our obligations under the indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     The indenture may be modified and amended by us and the trustee through a supplemental indenture, with the consent of holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series to be affected. However, without the consent of each holder of any debt security to be affected, we may not amend or modify the indenture to:

     - change the stated maturity date of the principal of, or any installment of principal of or interest on, any debt security;

     - reduce the principal amount of, or the rate of interest on, any debt security or any premium payable upon the redemption of any debt security;

     - reduce the amount of principal of an original issue discount debt security or any other debt security payable upon acceleration of its maturity;

     - change the place of payment or currency of payment of principal of, or premium, if any, or interest on, any debt security;

     - impair the right to institute suit for the enforcement of any payment with respect to any debt security;

     - reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture; or

     - reduce the percentage in aggregate principal amount of the outstanding debt securities of any series, the consent of whose holders is required to waive any past default.

     The indenture provides that, without the consent of any holders, we and the trustee may enter into one or more supplemental indentures for certain purposes, including:

     - to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon us in the indenture;

     - to add any additional defaults or events of defaults for the benefit of the holders of all or any series of debt securities;

     - to add to, change or eliminate any of the provisions of the indenture in respect of one or more series of debt securities, provided that any such addition, change or elimination (A) will not apply to, or modify the rights with respect to such provision of any holder of, any debt security of any series created prior to the supplemental indenture and entitled to the benefit of such provision or (B) will become effective only when there are no debt securities of any series outstanding; and

     - to cure ambiguities, to correct or supplement any defective or inconsistent provision of the indenture, provided that such action will not adversely affect the interests of the holders of debt securities of any series.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     We may consolidate or merge with or into any other corporation or other organization, and we may convey, transfer or lease all or substantially all of our assets to any individual or organization, provided that:

     - the successor or transferee, if other than us, is a corporation or other organization organized and existing under the laws of the United States, any U.S. state or the District of Columbia;

     - the successor or transferee expressly assumes our obligations under the indenture; and

     - neither we nor any successor or transferee corporation or other organization is, immediately after any consolidation or merger, in default under the indenture.

REGARDING THE TRUSTEE

     Bank One, N.A. is the trustee under the indenture. We maintain banking relationships with the trustee and affiliates of the trustee in the ordinary course of business.

DEFEASANCE

     Unless otherwise provided in the prospectus supplement for such series of debt securities, we may cause ourself (subject to the terms of the indenture) to be discharged from any and all obligations with respect to any debt securities or series of debt securities (except for certain obligations with respect to the issuance of temporary securities and obligations to register the transfer or exchange of such debt securities, to replace such debt securities if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) on or after the date the conditions set forth in the indenture are satisfied. Those conditions include the deposit with the trustee, in trust, of money and/or qualifying U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and interest on, such debt securities and any other payments required to be made on the respective due dates of such payments or upon redemption, as the case may be, in accordance with the terms of the indenture and such debt securities.

     Under current U.S. federal income tax law, the defeasance of the debt securities would be treated as a taxable exchange of the relevant debt securities in which holders of debt securities would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that holders would be required to include in income might be different from that which would be includable in the absence of such defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a defeasance, including the applicability and effect of tax laws other than the U.S. federal income tax law.

GOVERNING LAW

     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

                               GLOBAL SECURITIES

     We may issue the debt securities in whole or in part in the form of one or more fully registered global securities, each a "global security," that will be deposited with, or on behalf of, a depositary. Unless otherwise indicated in the prospectus supplement, the depositary will be The Depository Trust Company, or "DTC," and the debt securities will be registered in the name of Cede & Co. or another nominee of DTC.

     The specific terms of the depositary arrangement with respect to any debt securities, if different from those terms set forth below, will be described in the prospectus supplement. We anticipate that the following provisions will apply to all depositary arrangements.

     So long as the depositary or its nominee is the holder of a global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security representing debt securities:

     - will not be entitled to have the debt securities registered in their names;

     - will not receive or be entitled to receive physical delivery of the debt securities in certificated form; and

     - will not be considered the owners or holders of the debt securities under the indenture.

     Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if that person is not a participant in the depositary, on the procedures of the participant through which that person owns his or her interest, to exercise any rights of a holder under the indenture. We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary will authorize the participants holding the relevant beneficial interest to give or take that action, and the participants will authorize beneficial owners owning through them to give or take (or direct the participants to give or take) that action.

     Payments of principal of, and premium, if any, and interest on, debt securities represented by a global security will be made to the depositary or its nominee as the registered holder of the global security representing the debt securities. Neither we, the trustee for the debt securities, any paying agent for the debt securities nor the securities registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for the debt securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

     A global debt security may be exchanged for a certificated debt security only if:

     - the depositary has notified us that it is unwilling or unable to continue as depositary for the global debt security or has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 at a time when the depositary is requested to be so registered in order to act as depositary;

     - there shall have occurred and be continuing an event of default with respect to the debt securities represented by the global debt security;

     - we decide, in our sole discretion, that the global debt security will be exchangeable; or

     - such other conditions, if any, specified in the prospectus supplement have been satisfied.

     Unless and until it is exchanged in whole or in part for debt securities in certificated form for any of the reasons above, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or any such nominee to a successor of the depositary or a nominee of such successor.

BOOK-ENTRY ISSUANCE

     DTC has advised us that:

     - DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     - DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly ("indirect participants"). The rules applicable to DTC and its participants are on file with the SEC.

     - Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each debt security (a "beneficial owner") is in turn recorded on the direct and indirect participants' records. DTC will maintain accounts showing the debt security holdings of its participants, and these participants will, in turn, maintain accounts showing the debt security holdings of their customers. Some of these customers may themselves be securities intermediaries holding debt securities for their customers. Thus, each beneficial owner of a book-entry debt security will hold that debt security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

     - Beneficial owners will not receive written confirmation from DTC of their purchases. Instead, beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the debt securities. Transfers of ownership interests in the debt securities are accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in limited cases such as the discontinuance of the use of the book-entry system for the debt securities.

     - DTC has no knowledge of the actual beneficial owners of the debt securities. DTC's records reflect only the identity of the direct participants to the accounts of which those debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     - Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, and the voting rights of direct participants, indirect participants and beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     - Redemption notices will be sent to Cede & Co. (or other DTC nominee) as the registered holder of the debt securities. If less than all of the debt securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each direct participant to be redeemed.

     - Although voting with respect to the debt securities is limited to the holders of record of the debt securities, in those instances in which a vote is required, neither DTC nor Cede & Co. (or other DTC nominee) will itself consent or vote with respect to the debt securities. Under its usual procedures, DTC will mail an omnibus proxy to the trustee as soon as possible after the record date. An omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to the accounts of which the debt securities are credited on the record date, which are identified in a listing attached to the omnibus proxy.

     - Redemption proceeds and distribution payments on the debt securities will be made by us or the trustee to Cede & Co. (or other DTC nominee) as registered holder of the debt securities. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of participants and not of DTC, the trustee or us, subject to any applicable statutory or regulatory requirements. Payment of redemption proceeds and distributions to DTC is the responsibility of us or the trustee, and disbursements of those payments to the beneficial owners is the responsibility of direct and indirect participants.

     - DTC may discontinue providing its services as securities depositary with respect to any of the debt securities at any time by giving reasonable notice to the trustee and us. Under these circumstances, in the event that a successor securities depositary is not obtained, definitive certificates representing such debt securities are required to be printed and delivered. Additionally, we, at our option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). In that event, definitive certificates for such debt securities will be printed and delivered.

     Neither we nor the trustee has any responsibility for the performance by DTC or its participants of their respective obligations as described above or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     We may sell the debt securities:

     - to the public through one or more underwriters or dealers;

     - through one or more agents; or

     - directly to purchasers.

     The distribution of the debt securities may be effected from time to time in one or more transactions:

     - at a fixed price or prices, which may be changed from time to time;

     - at market prices prevailing at the time of sale;

     - at prices related to those prevailing market prices; or

     - at negotiated prices.

     Each prospectus supplement will describe the method of distribution of the particular series of debt securities being offered and any applicable restrictions.

     The prospectus supplement with respect to the debt securities of a particular series will describe the terms of the offering of the debt securities, including the following:

     - the name or names of any underwriters, dealers or agents;

     - the public offering or purchase price;

     - any discounts and commissions to be allowed or paid to the underwriters or agents;

     - all other items constituting underwriting compensation;

     - any discounts and commissions to be allowed or paid to dealers; and

     - any exchanges on which the debt securities will be listed.

     We may agree to enter into an agreement to indemnify the agents, dealers and underwriters against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the agents, dealers or underwriters may be required to make.

     Underwriters and their associates and affiliates may be customers of, have borrowing relationships with, engage in other transactions with, and/or perform services, including investment banking services, for us in the ordinary course of business.

     No series of debt securities will have an established trading market. Unless otherwise indicated in the prospectus supplement relating to the series of debt securities being offered, the debt securities will not be listed on a national securities exchange or the Nasdaq National Market. We can give no assurance as to the liquidity of or the existence of trading markets for the debt securities.

                             VALIDITY OF SECURITIES

     The validity of the debt securities will be passed upon for us by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of The Gillette Company as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                [GILLETTE LOGO]

                                  $300,000,000

                              THE GILLETTE COMPANY

                          3.80% SENIOR NOTES DUE 2009

                         -----------------------------
                             PROSPECTUS SUPPLEMENT
                                AUGUST 23, 2004
                         -----------------------------

                          Joint Book-Running Managers

                         BANC OF AMERICA SECURITIES LLC
                                 MORGAN STANLEY

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